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                                   Exhibit 99



                        [OXFORD HEALTH PLANS LETTERHEAD]



For Further Information:

Investor Contact: Deborah Abraham
                           (203) 851-2636

Media Contact:    Nicole Russell/Richard Wool
                           (212) 885-0353/(212) 885-0523

FOR IMMEDIATE RELEASE



           OXFORD HEALTH PLANS, INC. ELECTS NORMAN C. PAYSON CHAIRMAN


         NORWALK, CT, MAY 12, 1999 - Oxford Health Plans, Inc. (NASDAQ: OXHP) today announced the election of Norman C. Payson, M.D. as chairman of the board of directors. Dr. Payson has been chief executive officer and a member of the board since May 13, 1998. He succeeds Fred F. Nazem, who had been serving as non-executive chairman since February 1998. Mr. Nazem will continue serving as a director.

         "I am honored to have been given the opportunity to step in and make a difference during a critical juncture for Oxford," Mr. Nazem said. "However, now that our intensive efforts to restore Oxford's financial health and improve its business prospects are yielding results, I am pleased to pass the chairman's baton to Norm Payson. In the year that Norm has served as chief executive officer, the Company has strengthened its management and worked to improve its relationships with key constituencies while continuing to maintain Oxford's leadership position in the tri-state managed care market."

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         In commenting on Mr. Nazem's departure as chairman, Dr. Payson said,
"On behalf of Oxford's board of directors and our shareholders, I want to express our sincere appreciation and heartfelt gratitude to Fred Nazem for his singular and outstanding contribution to Oxford. His advice, counsel, leadership and commitment were invaluable as we put into place aggressive steps to improve the Company's operational and financial performance. Fred remains as a valued member of the board and we look forward to benefiting from his insight and wisdom," he added.

         Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford's services include traditional health maintenance organizations, point-of-service plans, third-party administration of employer-funded benefits plans and Medicare plans.

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